UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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BRIGHTVIEW HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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February 21, 2023

Dear Stockholders:

We are writing in connection with our upcoming stockholder meeting on March 7th and to reiterate our commitment to sound governance and executive compensation practices, and progress we have made in connection with environmental and social matters.

All matters referenced in this letter are discussed in further detail in our definitive proxy statement filed with the SEC on January 26 or in our 2023 ESG Report posted on our website at:

https://www.brightview.com/resources/report/brightview-landscapes-2023-esg-report.

Corporate Governance

We are committed to adhering to good governance practices and maintaining the highest standards of integrity and ethical conduct. We are fully compliant with the governance requirements applicable to non-controlled companies listed on the NYSE. Seven of our eight directors and all members of our Audit, Compensation, and Nominating and Corporate Governance Committees are independent under applicable SEC and NYSE rules. Our Board also includes both gender and ethnic diversity.

Our governance guidelines provide that the Board has oversight of societal and other matters affecting the Company’s stakeholders and the environments in which we operate. Our commitment to operating with integrity and honesty is reflected in our Code of Conduct, which sets forth our guiding standards and policies, and empowers our team members to face potential challenges encountered in conducting our business. We do not make political contributions to candidates, PACs or political parties. Our PAC was formally dissolved in 2017.

In light of recent amendments to Delaware law, our Board desires to amend our charter to formally exculpate officers from personal liability for monetary damages associated with breaches of the duty of care, which would provide protection to our officers similar to that currently provided to board members. Notably, the proposed provision would not relieve officers from liability for a breach of the duty of loyalty or acts or omissions not in good faith. Our Board believes this provision would benefit the company by reducing potential litigation costs from frivolous lawsuits and enhancing our ability to attract and retain key officers.

We believe our corporate governance is excellent. The purpose of the charter amendment described above is to make our governing documents consistent with recent changes to Delaware law.

Executive Compensation

At our annual meeting of stockholders in 2022, the compensation of our named executive officers was approved by approximately 96% of votes cast, a historic high for BrightView, which we believe confirms our stockholders' support of our approach to compensation. Among other things, our annual cash bonus is tied to performance metrics that we believe reflect our ability to return value to stockholders. Bonuses are based on performance. Last year, for example, four of five named executive officers were paid bonuses at 38.5%, a statement which demonstrates an unequivocal tie to performance metrics and reinforces our commitment to a pay-for-performance culture and structure.

Our compensation philosophy, developed with the engagement of an independent compensation consultant, includes industry leading stock ownership guidelines for our directors and executives, an emphasis on long-term equity compensation to align our executives' interests with our stockholders, and ties bonuses to the successful execution of ESG strategies. We employ best practices and avoid techniques that deviate from pay-for-performance, including repricing stock options, effecting option buyouts, providing significant perquisites or tax gross ups, or engaging in market timing for granting equity awards.

Environmental and Social

We have continued to make progress on our journey to becoming carbon neutral by 2035. During fiscal year 2022, we added approximately 400 hybrid and electric vehicles to our fleet, deployed 1,000 pieces of handheld battery-powered equipment to replace gas-powered equipment, and entered into an agreement to plant nearly 300,000 trees with the Arbor Day Foundation. This agreement is in addition to the tens of thousands of shrubs, trees, and plants we plant every year on behalf of our clients.

We have also taken strides to promote the wellbeing of our team members and the communities in which we operate. Our progress towards increasing the gender and racial diversity amongst our team members and management teams is reflected in the EEO-1 diversity data included in our 2023 ESG Report. Additionally, we have continued our strong record of workplace safety and continue to outperform our industry on total recordable injury rate.

BrightView’s commitment to good governance practices, a pay for performance culture and continued environmental leadership are at the heart of what we do every single day.

We extend our appreciation for your support and partnership.

Sincerely,

Andrew V. Masterman
President and Chief Executive Officer